PROSPECTUS SUPPLEMENT NO. 3

           Registration No. 333-125710

(To Prospectus Dated June 21, 2006)

                                          Filed Pursuant to Rule 424(b)(3)

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BROADCAST INTERNATIONAL, INC.

4,534,772 Shares of Common Stock

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This prospectus supplement relates to the resale of up to 4,534,772 shares of our common stock owned by the selling shareholders, including:

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up to 1,668,106 shares of our common stock outstanding and owned beneficially and of record on the date hereof by the selling shareholders; and

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up to 1,666,666 shares of our common stock upon conversion of outstanding senior secured convertible notes and up to 1,200,000 shares upon exercise of related warrants.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.  We also will not receive any proceeds from the conversion of the outstanding senior secured convertible notes.  We will, however, receive proceeds from the exercise of the outstanding warrants.  If all of the warrants are exercised in full, we will issue an aggregate of 1,200,000 shares of our common stock, and we will receive aggregate proceeds of $1,800,000.  See “Use of Proceeds” in the prospectus.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  On August 25, 2006, the closing sale price of our common stock was $1.82 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read this prospectus supplement in conjunction with the prospectus dated June 21, 2006, prospectus supplement no. 1 dated August 28, 2006 and prospectus supplement no. 2 dated August 29, 2006.  This prospectus supplement is qualified in its entirety by reference to the prospectus and prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and prior prospectus supplements.  The prospectus, including any prior prospectus supplement(s), is to be delivered with this prospectus supplement.

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The date of this prospectus supplement is October 11, 2006.

You should rely only on the information contained in this prospectus supplement and the prospectus, including the prior prospectus supplements to which we have referred you.  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

References in this prospectus supplement to "we," "our," "us" and “Broadcast International” refer to Broadcast International, Inc. and our consolidated subsidiaries.  Information contained in our website does not constitute part of this prospectus supplement or the prospectus.

The prospectus, including any prior prospectus supplement(s), is hereby amended and supplemented to include the following information:

Current Report on Form 8-K dated September 29, 2006, as filed with the Securities and Exchange Commission on October 5, 2006, a copy of which follows on the next page hereof.

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